Exhibit 4.5

NUVERRA 2013 EMPLOYEE STOCK PURCHASE PLAN

1.	Purpose.

The Nuverra 2013 Employee Stock Purchase Plan (the “Plan”), established by Nuverra Environmental Solutions, Inc. (the “Company”), is effective as of August 1, 2013. The purpose of the Plan is to encourage stock ownership by employees of the Company and its Subsidiaries, to increase such employees’ identification with the Company’s goals and secure a proprietary interest for those employees in the Company’s success. The Plan is intended to provide those employees who wish to become stockholders with a convenient method for purchasing common stock at below-market prices, through voluntary, regular payroll deductions.

The Company will seek shareholder approval of the Plan in order to qualify the Plan as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, the provisions of the Plan shall be administered, interpreted and construed in a manner consistent with the requirements of Code Section 423 and its underlying regulations.

2.	Administration of the Plan.

The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have all authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan. Without limiting the generality of the foregoing, the Plan Administrator shall have the full power and discretionary authority to: (a) interpret and construe any provision of the Plan and any instrument, form or agreement entered into under the Plan; (b) prescribe the forms and manner of any agreements, forms, and instruments, and all online enrollment, designation or communication, relating to the Plan; (c) determine eligibility to participate in the Plan; (d) adopt such rules and regulations and appoint such agents for administering the Plan as it may deem necessary or helpful for the proper administration of the Plan; (e) adjudicate and determine all disputes arising under or in connection with the Plan; and (f) make any other determination and take any other action that the Plan Administrator deems necessary or desirable for administration of the Plan. Decisions of the Plan Administrator shall be final, binding and conclusive on all parties having an interest in the Plan.

Subject to applicable laws, rules, and regulations, the Plan Administrator may, in its discretion, from time to time, delegate all or any part of its responsibilities and powers under the Plan to any employee or group of employees of the Company, and revoke any such delegation. Notwithstanding the foregoing, the Board, in its absolute discretion, may at any time and from time to time exercise any and all rights, duties and responsibilities of the Plan Administrator under the Plan, including, but not limited to, establishing procedures to be followed by the Plan Administrator.

Notwithstanding any provision to the contrary, the Plan shall be administered so as to ensure that all Participants have the same rights and privileges as are provided by Section 423(b)(5) of the Code.

3.	Stock Subject to the Plan.

(a)	Number of Shares. The maximum number of shares of Common Stock reserved for issuance over the term of the Plan is three million (3,000,000) shares, subject to adjustment as provided in Section 3(b) below. The stock purchasable under the Plan may be treasury shares, shares of authorized but unissued Common Stock, shares of Common Stock purchased on the open market, or any combination thereof.

(b)	Adjustments upon Changes in Capitalization; Company Transactions.

(i)	Subject to any required shareholder action, in the event of any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination of shares, exchange of shares, or other similar change affecting the outstanding Common Stock, or an acquisition of property or shares, spin-off, other distribution of stock or property (including any extraordinary cash or stock dividend), or other similar event affecting the Company, the Plan Administrator shall make such equitable adjustments as it deems appropriate to prevent the dilution or enlargement of benefits under the Plan, in the number, kind, and/or price of shares available for purchase under the Plan, and in the number, kind and/or price of shares which a Participant is entitled to purchase including, without limitation, closing an offering early and permitting purchase on the last business day of the reduced offering period, or terminating an offering and refunding Participants’ account balances. The adjustments shall be final, binding and conclusive on the holders of those rights.

(ii)	In the event of any proposed dissolution or liquidation of the Company, immediately prior to the consummation of such proposed action, any outstanding Offering Period will terminate, and any shares of Common Stock held in brokerage accounts pursuant to Section 8(j), and all Plan contributions credited to Participant Plan accounts and not used to purchase shares, shall be distributed to each applicable Participant, unless otherwise provided by the Plan Administrator.

(iii)

In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each purchase right under the Plan shall be assumed or an equivalent purchase right shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Plan Administrator determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to either (i) shorten the Offering Period then in progress or (ii) terminate the Plan and distribute the amounts credited to each participant’s Payroll Account. If the Plan Administrator shortens the Offering Period then in progress, the Plan Administrator shall notify each participant in writing that the Offering Period has been shortened, and that shares will be purchased at the end of such shortened Offering Period.

4.	Eligibility.

(a)	Participation in the Plan is voluntary. Subject to Section 4(b) below, each Employee who has been employed by the Company or its Subsidiaries for at least sixty (60) days and whose customary employment is more than 20 hours per week will be eligible to participate in the Plan.

(b)	Notwithstanding any provisions of the Plan to the contrary, no Employee shall be eligible to purchase Common Stock under the Plan: (i) to the extent that, immediately after such purchase, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or of any Subsidiary and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) if such Employee is both a highly compensated employee (within the meaning of section 414(q) of the Code) and an officer of the Company subject to the disclosure requirements of section 16(a) of the Securities Exchange Act of 1934.

5.	Participation.

(a)	An eligible Employee may participate in the Plan by completing the Enrollment Application and submitting it to the Company or such other entity designated by the Plan Administrator for this purpose. Participation in the Plan shall commence as soon as administratively practicable after the Enrollment Application has been processed by the Company. Payroll deductions shall commence immediately after the Participant’s enrollment in the Plan, and shall continue through subsequent offerings until modified, withdrawn or suspended by the Participant.

(b)	Payroll deductions shall be the sole means of accumulating funds in a Participant’s account.

(c)	The Plan Administrator may require current Participants to complete a new Enrollment Application at any time it deems necessary or desirable to facilitate Plan administration or for any other reason.

(d)	Subject to Sections 8(b) and 8(h) hereof, a Participant’s enrollment in the Plan and any Payroll Deduction shall terminate as of the date the Participant terminates from employment with the Company and its Subsidiaries, or otherwise no longer meets the eligibility requirements of Section 4.

6.	Offering Periods.

(a)	Shares of Common Stock shall be offered for purchase under the Plan through a series of Offering Periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been terminated. Each offering shall be in such form and shall contain such terms and conditions as the Plan Administrator shall deem appropriate. The terms of separate offerings need not be identical; provided, however, that each offering shall comply with the provisions of the Plan, and the participants in each offering shall have equal rights and privileges under that offering in accordance with the requirements of section 423(b)(5) of the Code and the applicable Treasury Regulations thereunder.

(b)	The Plan shall be implemented through consecutive Offering Periods. Unless otherwise determined by the Plan Administrator prior to the start date of any Offering Period or in accordance with Sections 3(b) or 14(a), each Offering Period shall extend for three-month periods beginning on each January 1, April 1, July 1 and October 1 on or after the Effective Date of the Plan; provided, however, that the initial Offering Period shall extend for a two-month period beginning on August 1, 2013 and ending on September 30, 2013. Notwithstanding any provision in this Plan to the contrary, an Offering Period shall not be of a duration which exceeds twenty-four (24) months.

7.	Payroll Deductions.

(a)	Except as otherwise provided by the Plan Administrator, at the time a Participant enrolls in the Plan (or at any subsequent time while the Participant is still an eligible Employee), the Participant shall elect to have Payroll Deductions made with respect to the Payroll Salary paid during any Payroll Period. A Payroll Deduction may not be less than $20 or more than $950 for any Payroll Period. Payroll Deductions for a Participant shall be effective as soon as administratively possible following receipt by the Company or its designee of the Participant’s election.

(b)

Notwithstanding the foregoing, the Participant’s Payroll Deduction shall not exceed the Participant’s Payroll Salary as reduced, either by application of applicable law or otherwise, by any deductions including, without limitation, (i) any income or employment tax withholdings, (ii) any contributions made by the Participant to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program now or hereafter established by the Company or any Subsidiary, (iii) and child or spousal support obligations, or (iv) wage garnishments. In addition, no Participant shall be permitted to accrue the rights to purchase shares under all “employee stock purchase plans” of the Company and its parent or subsidiary corporations at a rate that exceeds $25,000 of the Fair Market Value of such shares (determined at the time such right to subscribe is granted) for each calendar year in which the right to subscribe is outstanding at any time.

(c)	Except as otherwise provided by the Plan Administrator or the terms of this Plan, a Participant’s Payroll Deduction will remain in effect for each subsequent Payroll Period throughout the current and subsequent Offering Periods, except to the extent such Payroll Deduction is modified or terminated in accordance with the terms of this Plan.

(d)	Except as otherwise provided by the Plan Administrator or the terms of this Plan, a Participant may, at any time discontinue, increase or decrease his or her rate of Payroll Deduction to become effective as soon as administratively possible after filing the appropriate form with the Plan Administrator or its designee.

(e)	All Payroll Deductions made for a Participant shall be credited to his or her Payroll Account. A Participant may not make any additional payments or contributions to his or her Payroll Account unless otherwise provided for by the Plan Administrator.

(f)	Notwithstanding the foregoing, to the extent necessary to comply with the terms of this Plan or applicable law or regulation, a Participant’s Payroll Deductions may be decreased by the Plan Administrator to zero at any time. Payroll deductions shall recommence at the rate provided in such Participant’s Payroll Deduction elections when first permitted under this Plan, unless terminated by the Participant.

(g)	No interest shall accrue on Payroll Deductions of a Participant in the Plan.

8.	Purchase Rights.

(a)	Grant of Purchase Right. A Participant shall be granted a separate purchase right for each Offering Period in which he or she is enrolled. The purchase right shall be granted on the start date of the Offering Period or, if later, immediately after the Participant’s enrollment in the Plan and shall provide the Participant with the right to purchase shares of Common Stock, on the Purchase Date of such Offering Period, upon the terms set forth below. A Participant shall execute any forms or documents in connection with his or her purchase rights (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

(b)

Purchase of Common Stock. Each purchase right shall be automatically exercised on the Purchase Date. The purchase shall be effected by applying the funds in the Participant’s Payroll Account on the Purchase Date to the purchase shares of Common Stock by dividing the amount of money in such Participant’s Payroll Account in the Plan by the applicable Purchase Price; provided that such purchase shall be subject to the limitations set forth in Sections 3, 4, 7, 8 and 9 hereof. At the discretion of the Plan Administrator, fractional shares may be purchased.

(c)	Purchase Price. Unless otherwise determined by the Plan Administrator prior to the beginning of an Offering Period, the purchase price per share at which Common Stock will be purchased on the Participant’s behalf on each Purchase Date within a particular Offering Period shall be equal to ninety-five percent (95%) of the Fair Market Value per share of Common Stock on such Purchase Date. Notwithstanding any other provisions of this Plan, in no event shall the Purchase Price be less than eighty-five percent (85%) of the Fair Market Value of the Common Stock on the applicable Purchase Date.

(d)	Maximum Number of Purchasable Shares. The maximum number of shares of Common Stock purchasable per Participant on any one Purchase Date shall not exceed One Thousand Five Hundred (1,500) shares, subject to periodic adjustments in the event of certain changes in the Company’s capitalization. In addition, the maximum number of shares of Common Stock purchasable in total by all Participants in the Plan on any one Purchase Date shall not exceed Eighty-Five Thousand (85,000) shares, subject to periodic adjustments in the event of certain changes in the Company’s capitalization. Notwithstanding the above, the Plan Administrator shall have the discretionary authority, exercisable prior to the start of any Offering Period under the Plan, to increase or decrease the limitations to be in effect for the number of shares purchasable per Participant and in total by all Participants enrolled in that particular Offering Period on the Purchase Date which occurs during that Offering Period.

(e)	Excess Payroll Deductions. Except as provided below, any Payroll Deductions not applied to the purchase of shares of Common Stock on any Purchase Date, by reason of the limitation on the maximum number of shares purchasable per Participant or in total by all Participants on the Purchase Date or any other reason, shall be promptly refunded.

(f)	Suspension of Payroll Deductions. In the event that a Participant is, by reason of Section 423(b)(8) of the Code or the accrual limitations in Section 9, precluded from purchasing additional shares of Common Stock on the Purchase Date during the Offering Period in which he or she is enrolled, then no further Payroll Deductions shall be collected from such Participant with respect to such Purchase Date. The suspension of such deductions shall not terminate the Participant’s purchase right for the Offering Period in which he or she is enrolled, and Payroll Deductions shall automatically resume on behalf of such Participant once he or she is again able to purchase shares during that Offering Period in compliance with the accrual limitations of Section 9.

(g)	Withdrawal from Offering Period. Except as otherwise provided for by the Plan Administrator or pursuant to the terms of this Plan, a Participant may not withdraw from any Offering Period in which he or she is enrolled or has Payroll Deductions in his or her Payroll Account. To the extent the Plan Administrator permits a Participant to withdraw from the next following Offering Period after receipt of the Participant’s election to withdraw, all the funds in such Participant’s Payroll Account shall be distributed to the Participant, no further Payroll Deductions shall be collected from the Participant with respect to that next following Offering Period and such withdrawal shall be irrevocable with respect to such Offering Period.

(h)	Termination of Purchase Right. In the event a Participant ceases to remain eligible to participate in the Plan for any reason while his or her purchase right remains outstanding, then that purchase right shall immediately terminate, and all of the Participant’s Payroll Deductions for the Offering Period in which the purchase right so terminates shall be refunded as soon as administratively possible.

(i)	Proration of Purchase Rights. Should the total number of shares of Common Stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan or the limit on the maximum number of shares of Common Stock purchasable in total by all Participants on any one Purchase Date, the Plan Administrator shall make a pro-rata allocation of the shares available or purchasable on a uniform and nondiscriminatory basis, and the Payroll Deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, shall be refunded.

(j)	Delivery of Stock. As promptly as practicable after each Purchase, the Company shall arrange the delivery to each Participant the shares of Common Stock purchased by such Participant. At the Company’s sole election, the Company may deliver such shares in certificated or book entry form, and shall be considered to be issued and outstanding to such Participant’s credit as of the end of the last day of the Offering Period. Alternatively, the Plan Administrator may permit or require that shares be deposited directly with one or more brokers designated by the Plan Administrator or to one or more designated agents of the Company, which shares shall be maintained by such firm in a separate brokerage account for each Participant, and the Plan Administrator may use electronic or automated methods of share transfer. The Plan Administrator may require that shares be retained with such brokers or agents for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares, and may also impose a transaction fee with respect to a sale of shares of Common Stock issued to a participant’s credit and held by such a broker or agent. The Plan Administrator may permit shares purchased under the Plan to participate in a dividend reinvestment plan or program maintained by the Company, and establish a default method for the payment of dividends.

(k)	Disqualifying Disposition. A Participant shall be required to report in writing to the Company (or a person or firm designated by the Plan Administrator) any disposition of shares of Common Stock purchased under the Plan prior to the expiration of the holding periods specified by Section 423(a)(1) of the Code.

(l)	Stockholder Rights. A Participant shall have no shareholder rights with respect to the shares subject to his or her outstanding purchase right until the shares are purchased on the Participant’s behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

9.	Accrual Limitations.

(a)	No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other purchase right granted under this Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423) of the Company or any Subsidiary, would otherwise permit such Participant to purchase more than Twenty Five Thousand Dollars ($25,000.00) worth of stock of the Company or any Subsidiary (determined on the basis of the Fair Market Value per share on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

(b)	For purposes of applying such accrual limitations to the purchase rights granted under the Plan, the right to acquire Common Stock under each outstanding purchase right shall accrue on the Purchase Date during the Offering Period.

(c)	If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular Offering Period, then the Payroll Deductions that the Participant made during that Offering Period shall be promptly refunded.

(d)	In the event there is any conflict between the provisions of this Section and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Section shall be controlling.

10.	Transferability And Limitations On Transfer Of Common Stock.

Neither Payroll Deductions credited to a Participant’s Payroll Account nor any rights with regard to the purchase of Common Stock under this Plan may be assigned, transferred, pledged or otherwise disposed. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Plan Administrator may treat such act as an election to withdraw in accordance with Section 8.

11.	Conditions upon Issuance of Shares.

Shares of Common Stock shall not be purchased or issued under this Plan unless the purchase, issuance and delivery of such shares will comply with all applicable provisions of law, domestic or foreign, including, without limitation, the United States Securities Act of 1933, as amended, the United States Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to purchase Common Stock, the Plan Administrator may require the Participant who is making such purchase to represent and warrant that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law. Additionally, the Plan Administrator may require that shares acquired through the Plan be held by the Participant for a minimum period of time before such shares may be transferred. The Plan Administrator may require a legend setting forth any applicable transfer restrictions to be stamped or otherwise written on the certificates of shares purchased through the Plan.

12.	Use of Funds.

All Payroll Deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Payroll Deductions.

13.	Term of Plan.

Subject to the Plan being approved by the affirmative vote of the holders of a majority of the shares of Common Stock which are present or represented and entitled to vote and voted at a meeting on or before the date which is no later than twelve (12) months after the date the Plan is adopted by the Board, the Plan shall become effective August 1, 2013. Unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (a) the last Purchase Date immediately preceding the tenth anniversary of the effective date of the Plan, (b) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan, and (c) the date twelve (12) months after the date that the Plan is adopted by the Board, if shareholder approval of the Plan is not obtained by such date. No further purchase rights shall be granted or exercised and no further Payroll Deductions shall be made after Plan termination.

14.	Amendment or Termination.

(a)	The Plan Administrator may at any time and for any reason amend or terminate the Plan; provided, that except as permitted under the terms of the Plan or as is necessary to comply with applicable laws or regulations, no such amendment shall materially adversely affect any purchase rights outstanding under the Plan without the consent of the affected Participant(s).

(b)	Notwithstanding the foregoing, to the extent necessary to comply with the requirements of Section 423 of the Code or any other applicable law, regulation or stock exchange rule, a Plan amendment or termination shall be conditioned on the approval by the shareholders of the Company in such a manner and to such a degree as is required, including, but not limited to, any amendment to: (i) increase the number of shares of Common Stock issuable under the Plan, except for permissible adjustments in the event of certain changes in capitalization, (ii) alter the purchase price formula so as to reduce the purchase price payable for the shares of Common Stock purchasable under the Plan, or (iii) modify the eligibility requirements for participation in the Plan.

15.	Miscellaneous.

(a)	Purchase Rights Carry Same Rights and Privileges. To the extent required to comply with the requirements of Section 423 of the Code, all Employees eligible to participate in the Plan shall have the same rights and privileges hereunder.

(b)	Administrative Costs. All costs and expenses incurred in the administration of the Plan, including purchase of shares under the Plan, shall be paid by the Company; provided, that each Plan Participant shall bear all costs and expenses incurred by such individual in the sale or other disposition of any shares of Common Stock purchased under the Plan.

(c)	Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

(d)	No Employment Rights. The Plan does not, directly or indirectly, create in any person any right with respect to continuation of employment by the Company or any Subsidiary, and it shall not be deemed to interfere in any way with the Company’s or any Subsidiary’s right to terminate, or otherwise modify, any employee’s employment at any time, with or without cause.

(e)	Headings. Any headings or subheadings in the Plan are inserted for convenience of reference only and are to be ignored in the construction or interpretation of any provisions hereof.

(f)	Gender and Tense. Any words herein used in the masculine shall be read and construed in the feminine when appropriate. Words in the singular shall be read and construed as though in the plural, and vice-versa, when appropriate.

(g)	Governing Law. The Plan shall be governed and construed in accordance with the laws of the State of Delaware, excluding any conflicts or choice of law provisions thereof. Participants are deemed to submit to the exclusive jurisdiction of the federal or state courts of the State of Delaware to resolve any and all issues that may arise out of or relate to the Plan or any related agreement.

(h)	Regulatory Approvals and Compliance. The Company’s obligation to sell and deliver Common Stock under the Plan is at all times subject to all approvals of and compliance with the (i) regulations of any applicable stock exchanges and (ii) any governmental authorities required in connection with the authorization, issuance, sale or delivery of such Common Stock, as well as federal, state and foreign securities laws.

(i)	Severability. In the event that any provision of the Plan shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal, invalid, or unenforceable provision had not been included herein.

(j)	Withholding. To the extent that the Company has any federal, state, or other tax withholding obligations, the Company may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Participant.

(k)	No Guarantee of Tax Consequences. The Company does not make any commitment or guarantee that any particular tax treatment shall apply or be available to any person participating or eligible to participate in the Plan, including, without limitation, any tax imposed by the United States or any state thereof, any estate tax, or any tax imposed by a foreign government.

(l)	Electronic or Telephonic Elections. The Company may, in its discretion, permit Participants to make electronic elections or telephonic elections in lieu of any written enrollment agreement.

16.	Definitions.

(a)	“Board” shall mean the Board of Directors of the Company.

(b)	“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

(c)	“Common Stock” shall mean the common stock of the Company, par value $0.001 per share.

(d)	“Company” shall mean Nuverra Environmental Solutions, Inc., a Delaware corporation.

(e)	“Employee” shall mean any individual designated as an employee of the Company or any Subsidiary on the payroll records thereof. Employee status shall be determined in a manner consistent with the requirements of U.S. Treas. Reg. Section 1.421-1(h) or its successor provision.

(f)	“Enrollment Application” shall mean any enrollment forms or procedures, including payroll deduction authorizations, effectuated by any means prescribed by the Plan Administrator or its designee, including by means of internet or telephone based communications.

(g)	“Fair Market Value” means, if the Common Stock is listed or quoted on a national or regional securities exchange or quotation system, the closing price of a share of Common Stock as quoted on such national or regional securities exchange or quotation system constituting the primary market for the Common Stock, as reported in The Wall Street Journal or such other source as the Plan Administrator deems reliable. If the relevant date does not fall on a day on which the Common Stock has traded on such securities exchange or quotation system, the date on which the Fair Market Value shall be established shall be the last day on which the Common Stock was so traded or quoted prior to the relevant date, or such other appropriate day as shall be determined by the Plan Administrator, in its discretion. If, on such date, the Common Stock is not listed or quoted on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be as determined by the Plan Administrator in good faith and in a manner consistent with the requirements of Section 423 of the Code.

(h)	“Offering Period” shall mean a period of time during which Common Stock is offered to Participants to purchase with payroll deductions accumulated at the end of the period, as set forth in Section 6 of the Plan.

(i)	“Participant” shall mean an Employee who is eligible to participate in the Plan under Section 4 and who has elected to participate in the Plan by enrolling in accordance with Section 5.

(j)	“Payroll Account” shall mean a bookkeeping entry that shows the amount of Payroll Deductions available for the purchase of Common Stock for a Participant under this Plan.

(k)	“Payroll Deduction” shall mean the amount a Participant elects to have deducted from his Payroll Salary during any Payroll Period in accordance with Section 7 of the Plan.

(l)	“Payroll Period” shall mean the period of time for which each Employee is paid according to the schedule determined by the Company, such that immediately after the last day of such period no base compensation is owed by the Company to the Employee.

(m)	“Payroll Salary” shall mean the full base salary or wages (including overtime) paid to a Participant by the Company during a Payroll Period. Except as otherwise determined by the Plan Administrator, Payroll Salary shall not include bonuses or commissions. Payroll Salary shall be calculated before deduction of (i) any income or employment tax withholdings, or (ii) any contributions made by the Participant to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program now or hereafter established by the Company or any Subsidiary. However, Payroll Salary shall not include any non-cash items, severance or notice pay, expense allowances or reimbursements, income attributable to stock options or other stock-based compensation or contributions, or any other forms of extraordinary compensation.

(n)	“Plan” shall mean this Nuverra 2013 Employee Stock Purchase Plan.

(o)	“Plan Administrator” shall mean the Employee Benefits Administrative Committee of the Board, or the persons acting within the scope of their authority to administer the Plan pursuant to a delegation of authority from the Board or the Compensation Committee as provided in Section 2 above.

(p)	“Purchase Date” shall mean the last business day of each Offering Period, unless otherwise provided in the Plan or determined in writing by the Plan Administrator.

(q)	“Purchase Price” shall mean an amount equal to ninety-five percent (95%) of the Fair Market Value of a share of Common Stock on the Purchase Date, unless otherwise provided in the Plan or determined in writing by the Plan Administrator.

(r)	“Subsidiary” shall mean any domestic corporation other than the Company which, pursuant to Section 424(f) of the Code, is included in an unbroken chain of corporations beginning with the Company if, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of capital stock in one of the other corporations in such chain.

(s)	“Trading Day” shall mean a day on which the New York Stock Exchange (or other national securities exchange or interdealer quotation system as may at the applicable time be the primary market for the Common Stock) is open for trading.